Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2010, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-169019) and related Prospectus of Graybar Electric Company, Inc. for the registration of 841,500 shares of its common stock. We also consent to the incorporation by reference therein of our report dated March 9, 2010, with respect to the financial statement schedules of Graybar Electric Company, Inc. for the years ended December 31, 2009, 2008, and 2007, included in the Annual Report (Form 10-K) for 2009 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
St. Louis, Missouri
November 10, 2010